Exhibit 99.1

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

On August 23, 2016, Gran Tierra Energy International Holdings Ltd., a wholly-owned subsidiary of Gran Tierra Energy Inc., a Delaware corporation (“Gran Tierra”), acquired all of the issued and outstanding common shares of PetroLatina Energy Ltd. ("PetroLatina") for $525.0 million, consisting of cash consideration of $461.3 million, a deferred cash payment of $25.0 million to be paid prior to December 31, 2016, assumption of a reserve-backed credit facility with an outstanding balance of $80.0 million, net working capital and other closing adjustments of $16.3 million (the “Acquisition”). Upon completion of the transaction, Gran Tierra repaid and canceled the reserve-based credit facility.

The accompanying unaudited pro forma consolidated balance sheet as at June 30, 2016, and the unaudited pro forma consolidated statements of operations for the six months ended June 30, 2016, and the year ended December 31, 2015, (the “Pro Forma Statements”) have been prepared in compliance with the requirements of SEC Regulation S-X using accounting policies in accordance with generally accepted accounting principles in the United States of America (“USGAAP”). Accounting policies used in the preparation of the Pro Forma Statements are consistent with those disclosed in the audited consolidated financial statements of Gran Tierra as at and for the year ended December 31, 2015 and the unaudited consolidated financial statements as at for the six month period ending June 30, 2016. PetroLatina prepares its financial statements in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). PetroLatina’s IFRS financial statements have been adjusted to conform to USGAAP and certain historical PetroLatina amounts have been combined to conform to Gran Tierra’s presentation.

The notes to the Pro Forma Statements provide a discussion of how such adjustments were derived and presented in the Pro Forma Statements. The allocation of the consideration transferred is incomplete and is subject to change. Management is continuing to review and assess information to accurately determine the acquisition date fair value of the assets and liabilities acquired. During the measurement period, Gran Tierra will continue to obtain information to assist in finalizing the fair value of net assets acquired, which may differ materially from the preliminary estimates. See note 2(a) to the Pro Forma Statements.

The note disclosure requirements of annual consolidated financial statements provide additional disclosures to that required for pro forma consolidated financial statements. The Pro Forma Statements have been prepared from the following:

-	The unaudited interim consolidated financial statements of Gran Tierra (the "GTE Interim Financial Statements") and the internal management accounts of PetroLatina as at and for the six months ended June 30, 2016, and;
-	The audited consolidated financial statements of each of Gran Tierra and PetroLatina for the year ended December 31, 2015 (collectively the "Annual Financial Statements").

The Pro Forma Statements should be read in conjunction with the GTE Interim Financial Statements and the Annual Financial Statements. The unaudited Pro Forma Statements give effect to the Acquisition as if it had occurred as at June 30, 2016, for the purposes of the unaudited pro forma consolidated balance sheet and as at January 1, 2015, for the purposes of the unaudited pro forma consolidated statements of operations for the year ended December 31, 2015, and the six months ended June 30, 2016. In the opinion of Gran Tierra’s management, these Pro Forma Statements include all material adjustments to be in accordance with USGAAP.

The Pro Forma Statements are presented for illustrative purposes only and may not be indicative of the results of operations that would have occurred if the events reflected therein had been in effect on the dates indicated or the results which may be obtained in the future. In preparing the Pro Forma Statements, no adjustments have been made to reflect the potential operating synergies and administrative cost savings that could result from the combination of the Gran Tierra and PetroLatina operations. Actual amounts recorded upon consummation of the Acquisition will differ from the Pro Forma Statements, and the differences may be material.

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Gran Tierra Energy Inc.

Pro Forma Consolidated Balance Sheets (Unaudited)

As at June 30, 2016

(Thousands of U.S. Dollars)

	Gran Tierra	PetroLatina	Adjustments	PetroLatina	Pro Forma Adjustments	Notes	Pro Forma Consolidated
	(USGAAP)	(IFRS)	(USGAAP)	(USGAAP)	(USGAAP)		(USGAAP)
ASSETS
Current Assets
Cash and cash equivalents	$171,470	$15,391	$-	$15,391	$(175,832)	2,a,b,e	$11,029
Restricted cash	9,716	-	-	-	-		9,716
Accounts receivable	43,733	4,068	-	4,068	-		47,801
Marketable securities	3,979	-	-	-	-		3,979
Derivatives	7,014		-	-			7,014
Inventory	9,339	184	-	184	-		9,523
Taxes receivable	30,387	9,035	-	9,035	-		39,422
Other current assets	5,112	49	-	49	-		5,161
Total Current Assets	280,750	28,727	-	28,727	(175,832)		133,645

Oil and Gas Properties	-	89,081	(89,081)	-	-	2,c,d	-
Proved	372,752	-	143,293	143,293	221,061	2,a,c,d	737,106
Unproved	366,079	-	5,797	5,797	416,937	2,a,c,d	788,813
Total Oil and Gas Properties	738,831	89,081	60,009	149,090	637,998		1,525,919
Other capital assets	8,432	1,388	-	1,388	-		9,820
Total Property, Plant and Equipment	747,263	90,469	60,009	150,478	637,998		1,535,739

Other Long-Term Assets
Restricted cash	6,750	3,666	-	3,666	-		10,416
Deferred tax assets	-	629	(629)	-	-	2f	-
Taxes receivable	9,497	-	-	-	-		9,497
Other long-term assets	15,578	-	-	-	-		15,578
Goodwill	102,581	-	-	-	-		102,581
Total Other Long-Term Assets	134,406	4,295	(629)	3,666	-		138,072
Total Assets	$1,162,419	$123,491	$59,380	$182,871	$462,166		$1,807,456

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$65,850	8,038	-	$8,038	8,008		$81,896
Short term debt	-	-	-	-	125,800	2e	125,800
Taxes payable	1,115	3,063	-	3,063	-		4,178
Asset retirement obligation	2,970	$-	-	-	-		2,970
Total Current Liabilities	69,935	11,101	-	11,101	133,808		214,844

Long-Term Liabilities
Convertible senior notes	109,145	-	-	-	-		109,145
Deferred tax liabilities	5,552	3,046	6,810	9,856	249,545	2f	264,953
Asset retirement obligation	40,870	6,068	(2,545)	3,523	-	2d	44,393
Long term debt	-	79,154	-	79,154	-	2e	79,154
Other long-term liabilities	10,921	-	-	-	-		10,921
Total Long-Term Liabilities	166,488	88,268	4,265	92,533	249,545		508,566

Shareholders’ Equity
Common Stock	10,202	31,733	-	31,733	(31,675)	2,g,h	10,260
Additional paid in capital	1,052,792	94,161	-	94,161	71,587	2e	1,218,540
(Deficit) Retained earnings	(136,998)	(101,772)	55,115	(46,657)	38,901	2b	(144,754)
Total Shareholders’ Equity	925,996	24,122	55,115	79,237	78,813		1,084,046
Total Liabilities and Shareholders’ Equity	$1,162,419	$123,491	$59,380	$182,871	$462,166		$1,807,456

See accompanying notes to the Pro Forma Statements

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Gran Tierra Energy Inc.

Pro Forma Consolidated Statements of Operations (Unaudited)

For the Six Months Ended June 30, 2016

(Thousands of U.S. Dollars, Except Per Share Amounts)

	Gran Tierra	PetroLatina	Adjustments	PetroLatina	Pro Forma Adjustments	Notes	Pro Forma Consolidated
	(USGAAP)	(IFRS)	(USGAAP)	(USGAAP)	(USGAAP)		(USGAAP)
REVENUE AND OTHER INCOME
Oil and natural gas sales	$129,116	$24,613	$-	$24,613	$-		$153,729
Interest income	1,198	81	-	81	-		1,279
	130,314	24,694	-	24,694	-		155,008
EXPENSES
Operating	55,360	10,561	-	10,561	-		65,921
Depletion, depreciation, accretion	68,796	5,882	6,606	12,488	5,834	2c	87,118
Asset Impairment	149,741	6,331	(6,331)	-	51,577	2c	201,318
General and administrative	16,261	4,824	-	4,824	-		21,085
Severance	1,299	-	-	-	-		1,299
Equity tax	3,051	276	-	276	-		3,327
Foreign exchange gain	1,566	(33)	849	816	-	2f	2,382
Interest and fianancing fees	2,720	1,883	-	1,883	4,225	2e	8,828
Financial instruments loss	(227)	-	-	-	-		(227)
Gain on acquisition	(11,712)	-	-	-	-		(11,712)
	286,855	29,724	1,124	30,848	61,636		379,339
LOSS BEFORE INCOME TAXES	(156,541)	(5,030)	(1,124)	(6,154)	(61,636)		(224,331)
Current income tax	(7,801)	(165)	-	(165)	-		(7,966)
Deferred income tax recovery (expense)	55,751	-	2,357	2,357	22,964	2f	81,072
NET LOSS	$(108,591)	$(5,195)	$1,233	$(3,962)	$(38,672)		$(151,225)

Net loss per share - basic and diluted	$(0.37)						$(0.43)

See accompanying notes to the Pro Forma Statements

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Gran Tierra Energy Inc.

Pro Forma Consolidated Statements of Operations (Unaudited)

For the Year Ended December 31, 2015

(Thousands of U.S. Dollars, Except Per Share Amounts)

	Gran Tierra	PetroLatina	Adjustments	PetroLatina	Pro Forma Adjustments	Notes	Pro Forma Consolidated
	(USGAAP)	(IFRS)	(USGAAP)	(USGAAP)	(USGAAP)		(USGAAP)
REVENUE AND OTHER INCOME
Oil and natural gas sales	$276,011	$81,682	$-	$81,682	$-		$357,693
Interest income	1,369	154	-	154	-		1,523
	277,380	81,836	-	81,836	-		359,216
EXPENSES
Operating	115,769	34,921	-	34,921	-		150,690
Depletion, depreciation, accretion	176,386	15,094	7,782	22,876	(7,044)	2c	192,218
Asset Impairment	323,918	47,651	(47,651)	-	36,091	2c	360,009
General and administrative	32,353	6,662	-	6,662	-		39,015
Severance	8,990	-	-	-	-		8,990
Equity tax	3,769	276	-	276	-		4,045
Foreign exchange (gain) loss	(17,242)	266	(4,931)	(4,665)	-	2f	(21,907)
Interest and fianancing fees	-	4,237		4,237	13,100	2e	17,337
Other gain	(502)	-	-	-	-		(502)
Financial instruments loss	2,027	-	-	-	-		2,027
	645,468	109,107	(44,800)	64,307	42,147	-	751,922
INCOME (LOSS) BEFORE INCOME TAXES	(368,088)	(27,271)	44,800	17,529	(42,147)		(392,706)
Current income tax	(15,383)	(11,165)	-	(11,165)	-		(26,548)
Deferred income tax recovery (expense)	115,442	(5,812)	9,907	4,095	11,328	2f	130,865
NET INCOME (LOSS)	$(268,029)	$(44,248)	$54,707	$10,459	$(30,819)		$(288,389)

Net loss per share - basic and diluted	$(0.94)						$(0.84)

See accompanying notes to the unaudited Pro Forma Statements

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Gran Tierra Energy Inc.

Notes to the Pro Forma Statements (Unaudited)

(Expressed in U.S. Dollars, unless otherwise indicated)

1. Description of the transaction

On August 23, 2016 (the “PetroLatina Acquisition Date”), Gran Tierra acquired all of the issued and outstanding common shares of PetroLatina for $525.0 million, consisting of cash consideration of $461.3 million, a deferred cash payment of $25.0 million to be paid prior to December 31, 2016, assumption of a reserve-backed credit facility with an outstanding balance of $80.0 million, net working capital and other closing adjustments of $16.3 million. Upon completion of the transaction on the PetroLatina Acquisition Date, Gran Tierra repaid and canceled the reserve-based credit facility and PetroLatina became an indirect wholly-owned subsidiary of Gran Tierra.

PetroLatina is an exploration and production company, incorporated in England and Wales, with assets primarily in the Middle Magdalena Basin of Colombia. The acquisition added a new core area for Gran Tierra in the prolific Middle Magdalena Basin and was accounted for as a business combination using the acquisition method, with Gran Tierra being the acquirer, whereby the assets acquired and liabilities assumed were recognized at their fair values as at the PetroLatina Acquisition Date, and the results of PetroLatina were included with those of Gran Tierra from that date. Fair value estimates were made based on significant unobservable (Level 3) inputs and based on the best information available at the time.

On July 8, 2016, Gran Tierra issued approximately 57.8 million subscription receipts (“Subscription Receipts”) in a private placement to eligible purchasers at a price of $3.00 per Subscription Receipt for gross proceeds of approximately $173.5 million, or net proceeds after share issuance costs of $165.8 million. The proceeds were used to partially fund the Acquisition. Each Subscription Receipt entitled the holder to automatically receive one common share of Gran Tierra upon closing of the Acquisition on the satisfaction of certain conditions. Upon the closing of the PetroLatina Acquisition on August 23, 2016, each subscription receipt was converted to one common share.

The Acquisition was funded through a combination of Gran Tierra’s current cash balance, gross proceeds of $173.5 million from the Subscription Receipts as noted above, available borrowings under Gran Tierra’s existing revolving credit facility and $130.0 million of borrowings under a new bridge loan facility. As part of the Acquisition, Gran Tierra assumed PetroLatina's reserve-backed credit facility with an outstanding balance as at the PetroLatina Acquisition Date of $80.0 million. This credit facility was repaid by Gran Tierra upon closing of the Acquisition on August 23, 2016.

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2. Assumptions and adjustments

a)                  The Acquisition was accounted for as a business combination using the acquisition method, with Gran Tierra being the acquirer, whereby the assets acquired and liabilities assumed were recognized at their fair values as at the closing date of the Acquisition, and the results of PetroLatina included with those of Gran Tierra from that date.

The USGAAP values of net assets acquired and consideration paid for 100% ownership of PetroLatina is preliminarily allocated as follows:

(Thousands of U.S. Dollars)
Cash	$525,000
Working capital and other	16,350
Debt assumed	(80,000)
Total cash consideration	$461,350

(Thousands of U.S. Dollars)
Oil and gas properties
Proved	$364,353
Unproved	422,734
Long-term restricted cash	3,017
Net working capital	15,486
Long-term debt	(80,000)
Other long-term liability	(969)
Long-term portion of asset retirement obligation	(3,870)
Long-term deferred tax liability	(259,401)
$461,350

The allocation of the consideration is incomplete and is subject to change. Management is continuing to review and assess information to accurately determine the acquisition date fair value of the assets and liabilities acquired. During the measurement period, Gran Tierra will continue to obtain information to assist in finalizing the fair value of net assets acquired, which may differ materially from the preliminary estimates.

Note 2(c) below describes differences between the prescribed USGAAP book value of oil and gas properties and PetroLatina’s IFRS book value at June 30, 2016.

b)                  Transaction and severance costs of approximately $7.8 million have been recorded to retained earnings and cash, but not reflected in the pro forma consolidated statements of operations on the basis that these expenses are directly incremental to the Acquisition but are non-recurring in nature.

c)                  Gran Tierra follows the USGAAP full cost method of accounting for its oil and gas properties. Under this method, the net book value of properties on a country-by-country basis, less related deferred income taxes, may not exceed a calculated “ceiling”. The ceiling is the estimated after tax future net revenues from proved oil and gas properties, discounted at 10% per year. In calculating discounted future net revenues, oil and natural gas prices are determined using the average price during the 12-month period prior to the balance sheet date, calculated as an unweighted arithmetic average of the first-day-of-the month price for each month within such period. That average price is then held constant, except for changes which are fixed and determinable by existing contracts. Therefore, ceiling test estimates are based on historical prices discounted at 10% per year and it should not be assumed that estimates of future net revenues represent the fair market value of Gran Tierra’s reserves.

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The pro forma USGAAP adjustments to PetroLatina’s previously recognized impairment loss resulted in USGAAP ceiling test impairment losses of $nil in the six months ended June 30, 2016, and the year ended December 31, 2015. Under IFRS, PetroLatina recorded impairments of property, plant and equipment of $nil and $39.8 million, respectively, for the six months ended June 30, 2016, and the year ended December 31, 2015. The impairment loss decrease was primarily due to the prescribed USGAAP ceiling test being based on proved reserves, discounted cash flows at 10%, and an inflow of cash related to unproved properties as compared with the IFRS impairment assessment being based on proved plus probable reserves with discounted cash flows at 15%.

Under USGAAP, unproved properties are evaluated as to whether impairment has occurred. This evaluation considers, among other factors, seismic data, requirements to relinquish acreage, drilling results and activity, remaining time in the commitment period, remaining capital plans, and political, economic, and market conditions. During any period in which factors indicate impairment, the cumulative costs incurred to date for such property are transferred to the full cost pool and are then subject to depletion. As a result of applying a USGAAP unproved property impairment assessment, $nil of unproved property costs were transferred to the USGAAP proved property full cost pool.

The pro forma US GAAP adjustment to PetroLatina’s previously recognized impairment included the reversal of $27.1 million of exploration and evaluation (“E&E”) impairment charges which would not have been expensed under USGAAP and, therefore, have been included in proved property on PetroLatina’s USGAAP pro forma balance sheet at June 30, 2016. Where these costs were related to blocks subsequently relinquished or upon which no further exploration was planned, these costs were transferred to the proved property full cost pool in the relevant year.

E&E expenses of $6.3 and $7.9 million related to geological and geophysical costs, and pre-E&E phase expenses which would not have been expensed under USGAAP have been reversed in the pro forma consolidated statements of operations for the six months ended June 30, 2016, and the year ended December 31, 2015. These costs are included in unproved property on PetroLatina’s USGAAP pro forma balance sheet at June 30, 2016. Where these costs were related to blocks subsequently relinquished or upon which no further exploration was planned, these costs were transferred to the proved property full cost pool in the relevant year.

PetroLatina’s depletion, depreciation, accretion and impairment for the six months ended June 30, 2016, and the year ended December 31, 2015, has been increased by $0.3 million and decreased by $39.9 million, respectively, due to $nil impairment losses as a result of the application of the prescribed USGAAP ceiling test and capitalization of PetroLatina’s previously recognized E&E expense, as described above. Higher depletion expense was a result of a higher USGAAP depletable base, partially offset by a lower USGAAP depletion rate. The reserves base used in the calculation of the USGAAP depletion rate is based upon proved reserves versus the proved and probable base used in the calculation of depletion rates under IFRS.

Proforma depletion, depreciation, accretion and impairment for the six months ended June 30, 2016, and the year ended December 31, 2015, has been increased by $57.4 million and $29.0 million, respectively, as a result of applying the prescribed USGAAP ceiling test to the combined Gran Tierra and PetroLatina Colombia cost center.

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d)                  Asset retirement obligations which were assumed as a result of the Acquisition have been measured on the assumptions and terms consistent with those currently used by Gran Tierra for USGAAP, that is, the liability is based on estimates established by current legislation, discounted at Gran Tierra’s credit-adjusted risk-free interest rate and capitalized to oil and gas properties as an asset retirement cost.  PetroLatina’s accounting policy was to discount its asset retirement obligations at its risk-free interest rate.

e)                  The Acquisition was funded through a combination of Gran Tierra’s current cash balance, gross proceeds of $173.5 million from the Subscription Receipts, available borrowings under Gran Tierra’s existing revolving credit facility and $130.0 million of borrowings under a new bridge loan facility. On August 23, 2016, in connection with the Acquisition, Gran Tierra drew $95 million on its revolving credit facility and $130.0 million on its Bridge Loan Facility. Gran Tierra subsequently repaid $30 million of the outstanding balance on its revolving credit facility, resulting in an outstanding balance of $65.0 million, at September 30, 2016. As part of the Acquisition, Gran Tierra assumed PetroLatina's reserve-backed credit facility with an outstanding balance as at the PetroLatina Acquisition Date of $80.0 million. This credit facility was repaid by Gran Tierra upon closing of the PetroLatina Acquisition on August 23, 2016. Proforma cash balance and retained earnings has been adjusted for transaction, severance and financing costs not reflected in the pro forma consolidated statements of operations on the basis that these expenses are directly incremental to the Acquisition but are non-recurring in nature. Additionally, debt financing and subscription receipt issuance costs of $11.9 million have been netted against cash.

On July 8, 2016, Gran Tierra issued approximately 57.8 million subscription receipts in a private placement to eligible purchasers at a price of $3.00 per Subscription Receipt for gross proceeds of approximately $173.5 million, or net proceeds after share issuance costs of $165.8 million. The proceeds were used to partially fund the Acquisition. Each Subscription Receipt entitled the holder to automatically receive one common share of Gran Tierra upon closing of the Acquisition on the satisfaction of certain conditions. Upon the closing of the Acquisition on August 23, 2016, each subscription receipt was converted to one common share. Proforma financing cost for the six months ended June 30, 2016 and the year ended December 31, 2015 reflects an increase of $4.2 million and $13.1 million, respectively, due to the estimated interest expense on the new debt facility.

f)                   Deferred income tax recognized on PetroLatina’s USGAAP pro forma balance sheet has been determined using the liability method, whereby deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax base, and operating loss and tax credit carry forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences and carryforwards are expected to be recovered or settled.

USGAAP proforma adjustments were made to the deferred income tax balance as the result of adjustments. Under IFRS, a temporary difference is calculated using the translation of tax pools at the period end foreign exchange rate. Under USGAAP, tax pools are translated using historical foreign exchange rates. The resulting deferred income tax balance under USGAAP was recalculated based on the USGAAP adjusted oil and gas property values and the historical foreign exchange rates and subsequently increased the recovery by $2.3 million and $4.1 million for the six months ended June 30, 2016 and year ended December 31, 2015, respectively.

Proforma income tax recovery increased by $23.0 million and by $11.3 million for the six months ended June 30, 2016, and the year ended December 31, 2015, respectively, to reflect the tax effect on the pro forma adjustments described above, at the statutory tax rate of 39%.

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g)                  The elimination of PetroLatina’s equity accounts.

h)                  The calculation of net loss per share is based on the weighted average number of Gran Tierra’s shares of common stock outstanding for the six months ended June 30, 2016, and the year ended December 31, 2015, and gives effect to the issuance of 57,835,134 shares of Gran Tierra common stock issued as a result of the Acquisition,. The weighted average number of Gran Tierra’s shares of common stock outstanding used in this calculation is as follows:

	Six months ended June 30, 2016	For the year ended December 31, 2015
Weighted average shares outstanding - basic and diluted	295,188,878	285,333,869
Pro forma shares issued	57,835,134	57,835,134
Pro forma weighted average shares outstanding - basic and diluted	353,024,012	343,169,003

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